Filed Pursuant to Rule 424(b)(3)

File No. 333-139692

AKAMAI TECHNOLOGIES, INC.

Prospectus Supplement No. 3 dated June 12, 2007

to the Prospectus Dated December 27, 2006, as supplemented

by Prospectus Supplement No. 1 dated January 30, 2007 and

Prospectus Supplement No. 2 dated March 6, 2007

The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus dated December 27, 2006, Prospectus Supplement No. 1 dated January 30, 2007 and Prospectus Supplement No. 2 dated March 6, 2007, which are required to be delivered with this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the following table is presented as of June 12, 2007 and supersedes in its entirety the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number(2)	Percentage	Offered(2)	Number(2)	Percentage
Wren Holdings LLC(3)	1,438,556	*	1,438,556	0	*

Javva Partners LLC(4)	527,935	*	527,935	0	*

Catalyst Investors, L.P.	285,023	*	285,023	0	*

e-Media, LLC	92,723	*	92,723	0	*

Cameron Family Partnership, L.P.(5)	71,714	*	71,714	0	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number(2)	Percentage	Offered(2)	Number(2)	Percentage
Janney, Montgomery & Scott Inc. as custodian for IRA FBO Andrew T. Dwyer	68,103	*	68,103	0	*

Cameron Family Foundation (6)	38,000	*	38,000	0	*

The Andrew K. Dwyer Foundation	19,000	*	19,000	0	*

Rick Murphy	11,491	*	11,491	0	*

Peter D. Mountanos	10,088	*	10,088	0	*

Newport Capital Partners	8,852	*	8,852	0	*

Waterside School	8,000	*	8,000	0	*

Susan Rausman Abikhzer	7,178	*	7,178	0	*

Cindy Hassan	7,178	*	7,178	0	*

Eddy Hsu	7,178	*	7,178	0	*

The Hotchkiss School	7,000	*	7,000	0	*

Janney, Montgomery & Scott Inc. as custodian for SEP FBO Andrew T. Dwyer	5,919	*	5,919	0	*

Herbert and Rivkah Rausman	5,742	*	5,742	0	*

Jenny J. Kim	5,528	*	5,528	0	*

Emil & Joan Rausman Irrevocable Trust	4,307	*	4,307	0	*

Trinity College	4,000	*	4,000	0	*

Barry Wien	3,589	*	3,589	0	*

2M Investments	3,589	*	3,589	0	*

Morris Friedman	3,512	*	3,512	0	*

Trust FBO Chaim Abikhzer	2,871	*	2,871	0	*

Trust FBO Moishe Abikhzer	2,871	*	2,871	0	*

Cindy Hassan Custodian For Nathan Hassan	2,871	*	2,871	0	*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number(2)	Percentage	Offered(2)	Number(2)	Percentage
Cindy Hassan Custodian For Rachel Hassan	2,871	*	2,871	0	*

Trust FBO Barry Rausman	2,512	*	2,512	0	*

Trust FBO Jacob J. Rausman	1,794	*	1,794	0	*

Trust FBO Naftali Abikhzer	1,435	*	1,435	0	*

Emil & Joan Rausman Trust FBO Elie Hassan	1,435	*	1,435	0	*

Milton Baumwolspiner	194	*	194	0	*

Charles Hoffman	194	*	194	0	*

Robert Weiss	194	*	194	0	*

Michael Langsner	156	*	156	0	*

Yehida Inc.	46	*	46	0	*

Unknown	1,035	*	1,035	1,035	*

* Less than one percent.

(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Approximately 15.25% of the shares represented are held in escrow as security for certain indemnification obligations of Nine Systems under the terms of the Agreement and Plan of Merger dated November 17, 2006 governing Akamai’s acquisition of Nine Systems and a related Escrow Agreement. Unless in dispute or required to be returned to Akamai under the terms and conditions of the Agreement and Plan of Merger and the Escrow Agreement, these shares are eligible for release no later than June 18, 2008.

(3)	Dort A. Cameron III is Managing Member of Wren Holdings LLC and was previously a member of the board of directors of Nine Systems Corporation. Mr. Cameron has sole voting and investment power with respect to all of these shares.

(4)	Howard Katz is Sole Managing Member of Javva Partners LLC and was previously a member of the board of directors of Nine Systems Corporation. Mr. Katz has sole voting and investment power with respect to all of these shares.

(5)	Dort A. Cameron III is General Partner of Cameron Family Partnership, L.P. and was previously a member of the board of directors of Nine Systems Corporation. Mr. Cameron has sole voting and investment power with respect to all of these shares.

(6)	Dort A. Cameron III is Chairman of Cameron Family Foundation and was previously a member of the board of directors of Nine Systems Corporation. Mr. Cameron has sole voting and investment power with respect to all of these shares.